Exhibit 99.1

Kintara Therapeutics Announces Fiscal 2022 Financial Results and Provides Corporate Update

SAN DIEGO, Sept. 27, 2022 /PRNewswire/ -- Kintara Therapeutics, Inc. (Nasdaq: KTRA) (“Kintara” or the “Company”), a biopharmaceutical company focused on the development of new solid tumor cancer therapies, today announced financial results for its fiscal year ended June 30, 2022 and provided a corporate update.

CORPORATE HIGHLIGHTS AND RECENT DEVELOPMENTS

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Announced that three posters were accepted for data presentation at the 2022 Society for Neuro-Oncology (“SNO”) Annual Meeting. The 2022 SNO Annual Meeting will be held from November 16 through November 20, 2022 in Tampa, Florida (September).
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Received a Study May Proceed letter from the United States Food and Drug Administration ("FDA") to begin a 15-patient study evaluating REM-001 Photodynamic Therapy (“PDT”) for the treatment of cutaneous metastatic breast cancer (“CMBC”). This study is intended to aid in the design of a planned Phase 3 registrational study (August).
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Entered into a purchase agreement with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which Lincoln Park has committed to purchase up to $20.0 million of shares of the Company’s common stock, subject to the satisfaction of the conditions contained in the agreement as well certain limitations contained therein (August).
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Received notice from the FDA that the Company was granted Fast Track Designation for VAL-083 for the treatment of patients with newly-diagnosed, unmethylated glioblastoma (“GBM”) (June).
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Received written notification from the Listing Qualification Department of The Nasdaq Stock Market LLC ("Nasdaq") granting the Company’s request for a 180-day extension to regain compliance with Nasdaq's minimum bid price requirement. The Company has until November 28, 2022 to meet the requirement (June).
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Announced that the Company’s first European site, University Hospital Zurich in Zurich, Switzerland, had been activated for the VAL-083 treatment arm in the Global Coalition for Adaptive Research ("GCAR") registrational Phase 2/3 clinical trial for GBM, titled Glioblastoma Adaptive Global Innovative Learning Environment ("GBM AGILE Study") (May).

“This last quarter was a very productive quarter - on the financing side we put in place a $20.0 million equity facility with Lincoln Park to help bolster our balance sheet. On the regulatory front we received our second Fast Track Designation from the FDA for VAL-083 and the GBM-AGILE Study continues to exceed our expectations,” commented Robert E. Hoffman, Kintara’s President and Chief Executive Officer. “Moving our REM-001 CMBC program back into the clinic is also an important step for us to deliver on our mission of serving cancer patients where there is a clear unmet medical need. We believe we remain on track to start enrolling patients in the CMBC study around the end of September 2022.”

SUMMARY OF FINANCIAL RESULTS FOR FISCAL YEAR ENDED JUNE 30, 2022

At June 30, 2022, Kintara had cash and cash equivalents of approximately $11.8 million. During the year ended June 30, 2022, the Company completed two registered direct offerings for aggregate net proceeds to the Company of approximately $21.6 million.

For the year ended June 30, 2022, Kintara reported a net loss of approximately $22.7 million, or $0.52 per share, compared to a net loss of approximately $38.3 million, or $1.60 per share, for the year ended June 30, 2021. The decreased net loss for the year ended June 30, 2022 compared to the year ended June 30, 2021 was largely due to the recognition of $16.1 million of non-cash expenses related to the acquisition of in-process research and development costs associated with the Adgero transaction in August 2020.

Selected Balance Sheet Data (in thousands)

	June 30, 2022	June 30, 2021
	$	$
Cash and cash equivalents	11,780	10,537
Working capital	9,268	9,013
Total assets	15,948	13,543
Total stockholders’ equity	11,795	10,581

Selected Statement of Operations Data (in thousands, except per share data)

For the years ended

	June 30,	June 30,
	2022	2021
	$	$
Research and development	15,173	11,815
General and administrative	7,059	9,757
Merger costs	—	500
In-process research and development	—	16,094
Other (income) loss	(21)	132)
Net loss for the period	(22,661)	(38,298)
Deemed dividend recognized on beneficial conversion features of Series C Preferred stock issuance	—	(3,181)
Series A Preferred cash dividend	(8)	(8)
Series B Preferred stock dividend	—	(17)
Series C Preferred stock dividend	(2,462)	—
Net loss attributable to common stockholders	(25,131)	(41,504)
Basic and fully diluted weighted average number of shares	48,702	25,886
Basic and fully diluted loss per share	(0.52)	(1.60)

Kintara’s financial statements as filed with the U.S. Securities Exchange Commission can be viewed on the Company’s website at: http://ir.kintara.com/sec-filings.

ABOUT KINTARA

Located in San Diego, California, Kintara is dedicated to the development of novel cancer therapies for patients with unmet medical needs. Kintara is developing two late-stage, Phase 3-ready therapeutics for clear unmet medical needs with reduced risk development programs. The two programs are VAL-083 for GBM and REM-001 for CMBC.

VAL-083 is a "first-in-class", small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers, including central nervous system, ovarian and other solid tumors (e.g., NSCLC, bladder cancer, head and neck) in U.S. clinical trials sponsored by the National Cancer Institute ("NCI"). Based on Kintara's internal research programs and these prior NCI-sponsored clinical studies, Kintara is currently advancing VAL-083 in the GBM AGILE Study to support the development and commercialization of VAL-083 in GBM.

Kintara is also advancing its proprietary, late-stage PDT platform that holds promise as a localized cutaneous, or visceral, tumor treatment as well as in other potential indications. REM-001 therapy has been previously studied in four Phase 2/3 clinical trials in patients with CMBC who had previously received chemotherapy and/or failed radiation therapy. With clinical efficacy to date of 80% complete responses of CMBC evaluable lesions, and with an existing robust safety database of approximately 1,100 patients across multiple indications, Kintara is advancing the REM-001 CMBC program to late-stage pivotal testing.

For more information, please visit www.kintara.com or follow us on Twitter at @Kintara_Thera, Facebook and Linkedin.

SAFE HARBOR STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the status of the Company's clinical trials and the GBM AGILE Study. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the outcome of the Company’s clinical trials and the GBM AGILE Study, the impact of the COVID-19 pandemic on the Company's operations and clinical trials; the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K for the year ended June 30, 2022, the Company's Quarterly Reports on Form 10-Q, and the Company's Current Reports on Form 8-K.